EXHIBIT 99.1

Red Robin Gourmet Burgers Reports Financial Results For The Second

Quarter Ended July 13, 2003, Increases Guidance for 2003 and Initiates

Estimates for 2004

Greenwood Village, CO — (BUSINESS WIRE) – August 14, 2003 – Red Robin Gourmet Burgers, Inc., (Nasdaq: RRGB), a casual dining restaurant chain focused on serving gourmet burgers and fun drinks that particularly appeal to women, teens and tweens, today reported revenues and earnings for the twelve weeks ended July 13, 2003 and gave updated projections for fiscal 2003 and guidance for 2004.

Financial and Operational Highlights

Highlights for the second quarter of 2003 compared to the same quarter last year were as follows:

•	Total Company revenues increased 16.2% to $75.6 million
•	Company-owned comparable restaurant sales increased 3.6%
•	Restaurant-level operating profit increased 23.1% to $14.3 million
•	Income from operations increased 15.7% to $6.8 million
•	Diluted net income per share of $0.26

“We are seeing improving sales in many areas of the country from our comparable restaurants and our new restaurants continue to attract our target market of upscale women, teens and tweens. While we encountered several unexpected cost increases in produce costs and workmen’s compensation, our rising margins show that our great team members have been able to successfully capture incremental profits on rising sales. We are encouraged by the momentum we are carrying into the second half of the year,” said Mike Snyder, Chairman, Chief Executive Officer and President.

During the second quarter, Red Robin opened two new company-owned restaurants. In the third quarter, Red Robin has already opened four new company-owned restaurants, and expects to open another three restaurants before the end of the quarter. The Company is on schedule to open a total of 18 company-owned restaurants in the current year, of which 11 are currently open. Two new franchisee restaurants opened in the second quarter, and one so far in the third quarter, bringing the year-to-date total to five. The Company expects its franchisees to open another five to seven restaurants during the remainder of the year, which would bring the total number of franchise openings to 10-12 restaurants during 2003.

Comparable restaurant sales increased 3.6% for company-owned restaurants in the second quarter of 2003 compared to the second quarter of 2002, driven by an increase in guest counts of 3.8%, which was partially offset by a decrease in the average guest check of 0.2%. This marks the 26th consecutive quarter that Red Robin has posted positive comparable sales for company-owned restaurants. Comparable sales for U.S. and Canadian franchise restaurants increased 3.7% and 0.6%, respectively. Overall, U.S. system-wide comparable restaurant sales increased 3.6% for the second quarter of 2003. Effective as of the beginning of 2003, the Company changed its method of calculating comparable restaurant sales (see Schedule 2 to this earnings release for a description of the change). Under the new method, new restaurants become comparable in the first period following five full quarters of operations. Prior to this change, new restaurants became comparable in the first period following the first full fiscal year of operations.

System-wide financial results and restaurant-level operating profit do not represent sales and operating income calculated in accordance with generally accepted accounting principles (“GAAP”). Schedule 3 to this earnings release reconciles restaurant-level operating profit to income from operations and Schedule 4 reconciles system-wide sales restaurant to company-owned restaurant sales.

Total Company revenues, which include company-owned restaurant sales as well as franchise royalties and fees, increased by 16.2%, to $75.6 million in the second quarter of 2003, compared to $65.1 million in the prior year period. Total U.S. system-wide sales for corporate and franchise restaurants increased by 12.8%, to $123.7 million in the second quarter, compared to $109.7 million in the prior year period. Total system-wide sales, which include U.S. and Canadian franchise restaurants, increased by 13.0%, to $130.7 million in the second quarter, compared to $115.7 million in the prior year period.

Average weekly comparable sales for company-owned restaurants were $59,827 for the second quarter of 2003 compared to $57,776 for the same quarter last year. In the second quarter of 2003, Red Robin franchise comparable restaurants averaged $52,856 in the U.S. versus $50,952 for the same period last year, and $38,424 in Canada versus $38,195 for the same period last year. The Canadian results are in Canadian dollars.

Net income for the second quarter of 2003 was $4.0 million or $0.26 per diluted share, as compared to pro forma net income of $3.0 million or $0.19 per pro forma diluted share in the prior year period. Actual net income for the second quarter of 2002 was $2.7 million, or $0.25 per diluted share. Schedule 1 to this earnings release reconciles actual net income and diluted net income per share for the second quarter of 2002 to the pro forma figures used for comparison purposes herein.

Outlook:

For the third quarter and twelve weeks ending on October 5, 2003, the Company expects total revenues of approximately $74-$76 million and net income of approximately $0.19-$0.21 per diluted share. These projected results for the third quarter are based upon certain assumptions including an expected comparable restaurant sales increase of 2.0%-3.0%, the opening of seven new company-owned restaurants during the quarter and the expensing of the associated pre-opening costs.

For full year fiscal 2003, the Company expects revenues of approximately $319-$324 million and net income of approximately $0.97-$0.99 per diluted share. The Company previously reported that it expected revenues for full fiscal year 2003 to be approximately $315-$320 million and net income to be approximately $0.95-$0.98 per diluted share. The Company’s estimates assume a comparable restaurant sales increase of approximately 2.0%-3.0% for the full year, as well as the addition of 18 new company-owned restaurants, the acquisition of one restaurant from a franchisee, and the opening of 10 to 12 new franchise restaurants during the year.

For fiscal 2004, the Company expects net income of approximately $1.16-$1.18 per diluted share and revenues of $375-$385 million. This estimate assumes comparable restaurant sales increase of 2.0%-3.0%, the addition of 20 to 22 new corporate restaurants and 14 to 16 new franchise restaurants during fiscal 2004.

Investor Conference Call and Webcast

Red Robin will host an investor conference call to discuss its second quarter results on Thursday, August 14, 2003, at 5:00 p.m. ET. The Company will broadcast its conference call over the Internet. To access the broadcast, please visit http://irpage.com/rrgb/, or the Company’s website at www.redrobin.com and select from the menu the “Investor” link. The quarterly financial information that we intend to discuss during the conference call is included in this press release and will be available on the Company’s website at http://irpage.com/rrgb/ for 12 months following the conference call. To listen to a webcast replay of the conference call and to access any additional financial information that may be discussed on the call, please visit http://irpage.com/rrgb/. The webcast replay will be available for 12 months following the conference call.

About Red Robin Gourmet Burgers

Red Robin Gourmet Burgers (www.redrobin.com), founded in 1969, is a casual dining restaurant chain focused on serving an imaginative selection of high quality gourmet burgers in a family-friendly atmosphere. Red Robin serves gourmet burgers in a variety of recipes with bottomless fries, as well as many other items including salads, soups, appetizers, entrees, desserts, and its signature Mad Mixology® specialty beverages. There are more than 200 Red Robin locations across the United States and Canada, which includes both company-owned locations and those operating under franchise or license agreements.

Forward-Looking Statements

Certain information contained in this press release includes forward-looking statements. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitation, by the use of forward looking terminology such as “may”, “will”, “anticipates”, “expects”, “believes”, “intends”, “should” or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to us on the date hereof. Such statements speak only as of the date hereof and we assume no obligation to update such forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: our ability to achieve and manage our planned expansion; our ability to raise capital in the future; the ability of our franchisees to open and manage new restaurants; our franchisees’ adherence to our practices, policies and procedures; changes in the availability and costs of food; potential fluctuation in our quarterly operating results due to seasonality and other factors; the continued service of key management personnel; the concentration of our restaurants in the Western United States; our ability to protect our name and logo and other proprietary information; changes in consumer preferences, general economic conditions or consumer discretionary spending; health concerns about our food products; our ability to attract, motivate and retain qualified team members; the impact of federal, state or local government regulations relating to our team members or the sale of food or alcoholic beverages; the impact of litigation; the effect of competition in the restaurant industry; cost and availability of capital; additional costs associated with compliance and corporate governance, including the Sarbanes-Oxley Act and related regulations and requirements; and other risk factors described from time to time in SEC reports filed by Red Robin.

For further information contact:

Don Duffy/Tom Ryan

Integrated Corporate Relations

203-222-9013

RED ROBIN GOURMET BURGERS, INC.

Condensed Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Twelve Weeks Ended		Twenty-eight Weeks Ended
	July 13, 2003	July 14, 2002	July 13, 2003	July 14, 2002
Revenues:
Restaurant	$73,329	$63,024	$163,546	$139,341
Franchise royalties and fees	2,166	1,954	4,752	4,711
Rent revenue	97	78	186	205

Total revenues	75,592	65,056	168,484	144,257

Costs and Expenses:
Restaurant operating costs:
Cost of sales	17,314	14,623	38,365	32,519
Labor	25,858	22,706	57,707	50,133
Operating	10,853	9,690	24,820	21,103
Occupancy	4,966	4,361	11,234	9,644
Depreciation and amortization	3,467	2,840	7,931	6,439
General and administrative	5,452	4,779	12,398	10,491
Franchise development	324	628	1,721	1,990
Pre-opening costs	571	510	1,356	1,027
Gain on lease buy-out	—	(945)	—	(945)

Total costs and expenses	68,805	59,192	155,532	132,401

Income from operations	6,787	5,864	12,952	11,856
Other (Income) Expense:
Interest expense	650	1,794	1,589	4,011
Interest income	(71)	(37)	(167)	(137)
Other	167	(43)	203	(18)

Total other expenses	746	1,714	1,625	3,856

Income before income taxes	6,041	4,150	11,327	8,000
Provision for income taxes	(2,006)	(1,418)	(3,761)	(2,792)

Net income	$4,035	$2,732	$7,566	$5,208

Net income per share:
Basic	$0.27	$0.27	$0.50	$0.51

Diluted	$0.26	$0.25	$0.50	$0.49

Weighted average shares outstanding:
Basic	15,115	10,299	15,062	10,180

Diluted	15,352	10,767	15,273	10,703

RED ROBIN GOURMET BURGERS, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

	July 13, 2003	December 29, 2002
Assets	(unaudited )
Current Assets:
Cash and cash equivalents	$1,233	$4,797
Accounts receivable, net	1,185	1,642
Inventories	3,636	3,289
Prepaid expenses and other current assets	1,904	3,118
Income tax refund receivable	155	155
Deferred tax asset	1,055	1,055
Restricted current assets – marketing funds	507	617

Total current assets	9,675	14,673

Real estate held for sale	867	843
Property and equipment, at cost, net	129,993	110,176
Deferred tax asset	8,209	8,140
Goodwill, net	25,720	25,720
Other intangible assets, net	8,080	8,354
Other assets, net	3,535	1,720

Total assets	$186,079	$169,626

Liabilities and Stockholders’ Equity
Current Liabilities:
Trade accounts payable	$10,356	$8,343
Accrued payroll and payroll-related liabilities	9,707	7,627
Unredeemed gift certificates	1,991	3,110
Accrued liabilities	8,428	6,336
Accrued liabilities – marketing funds	507	617
Current portion of long-term debt and capital lease obligations	1,393	1,828

Total current liabilities	32,382	27,861

Deferred rent payable	4,950	4,624
Long-term debt and capital lease obligations	41,716	38,152
Commitments and contingencies	—	—
Stockholders’ Equity:
Common stock; $.001 par value: 30,000,000 shares authorized; 15,188,108 and 15,108,172 shares issued and outstanding	15	15
Preferred stock; $.001 par value: 3,000,000 shares authorized; no shares issued and outstanding	—	—
Additional paid-in capital	103,849	103,142
Deferred compensation	(169)	(209)
Receivables from stockholders/officers	(6,409)	(6,252)
Accumulated other comprehensive loss, net of tax benefit	(198)	(84)
Retained earnings	9,943	2,377

Total stockholders’ equity	107,031	98,989

Total liabilities and stockholders’ equity	$186,079	$169,626

RED ROBIN GOURMET BURGERS, INC.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Twenty-eight Weeks Ended
	July 13, 2003	July 14, 2002

Cash Flows From Operating Activities:
Net income	$7,566	$5,208
Non-cash adjustments to reconcile net income to net cash provided by operating activities	8,445	7,749
Changes in operating assets and liabilities	5,858	(636)

Net cash flows provided by operating activities	21,869	12,321

Cash Flows From Investing Activities:
Proceeds from sales of real estate, property and equipment	59	33
Purchases of property and equipment	(28,397)	(21,201)
Acquisition, net of cash acquired	—	(6,307)

Net cash flows used in investing activities	(28,338)	(27,475)

Cash Flows From Financing Activities:
Borrowings of long-term debt	15,160	5,531
Payments of long-term debt and capital leases	(12,031)	(2,900)
Debt issuance costs	(756)	(416)
Proceeds from sales of common stock	532	480

Net cash flows provided by financing activities	2,905	2,695

Net decrease in cash and cash equivalents	(3,564)	(12,459)
Cash and cash equivalents, beginning of period	4,797	18,992

Cash and cash equivalents, end of period	$1,233	$6,533

Schedule 1

Pro Forma Net Income Reconciliation

The Company’s pro forma net income and net income per share for the second quarter of 2002, as presented below, were calculated based upon an assumption that the Company’s initial public offering of stock, and concurrent repayment of certain borrowings under its term loan agreement, revolving credit facility and other indebtedness occurred at the beginning of fiscal 2002. A non-recurring gain on lease buy-out and Quad-C management fees, which were not permitted under the July 2002 revolving credit facility, have also been excluded. The Company believes that pro forma results provide additional information useful in analyzing the underlying business results due to the fact that proceeds raised from, and shares issued, upon its initial public offering had a significant impact on debt to equity ratios and the number of shares used in computing net income per common share. However, pro forma results are not necessarily indicative of the results that would have occurred had these events actually occurred at the beginning of fiscal year 2002, nor are they necessarily indicative of future results.

The following table provides a reconciliation of actual net income and diluted net income per share for the second quarter of 2002, to pro forma net income and pro forma diluted net income per share (unaudited) (in thousands, except per share data):

	Net Income	Diluted Shares Outstanding		Diluted Net Income Per Share

Actual	$2,732	10,767		$0.25

Adjustment to exclude non-recurring gain on lease buy-out	(945)
Adjustment to interest expense to recognize repayments of borrowings from IPO proceeds	1,304
Adjustment to excluded Quad-C management fees which were not permitted under the July 2002 revolving credit facility	46
Adjustment to provision for income taxes to reflect the impact of pre-tax pro forma adjustments	(176)

Pro forma	$2,961	15,200	(1)	$0.19

(1)	Pro forma weighted-average diluted shares outstanding reflect the estimated impact of the issuance of 4.0 million shares of the Company’s common stock in its July 2002 initial public offering as well as other estimated changes to weighted-average diluted shares outstanding assuming that the initial public offering and related transactions occurred as of the beginning of fiscal year 2002.

Schedule 2

Change in Method of Calculating Comparable Restaurant Sales

As of the beginning of fiscal 2003, the Company changed its method of calculating comparable restaurant sales. Under the new method, new restaurants become comparable in the first period following five full quarters of operations. Prior to this change, new restaurants became comparable in the first period following the first full fiscal year of operations. The Company believes its new method of calculating comparable restaurant sales is a more meaningful measure given its accelerated new restaurant unit growth. In addition, the Company believes its new methodology is more in line with industry practice.

In addition, the ten restaurants that the Company acquired from two franchisees during the first quarter of 2002 have been included as comparable restaurants for 2003. Company-owned comparable restaurant sales for the second quarter of 2003, excluding these ten acquired restaurants, would have increased 4.0%, over the second quarter of 2002.

As of July 13, 2003, we had 86 company-owned comparable restaurants, 69 U.S. franchise comparable restaurants, 21 Canadian franchise comparable restaurants and 176 total system-wide comparable restaurants.

The following table presents the percentage change in comparable restaurant sales for the past six quarters and full-year fiscal 2002, over the comparable prior year period, assuming that the Company’s new method of calculating comparable restaurant sales had been in effect during each of the periods presented, as well as a comparison to the previously reported results under the Company’s old method (unaudited):

Method	Q2-2003	Q1-2003	2002	Q4-2002	Q3-2002	Q2-2002	Q1-2002

Company-owned
New method	3.6%	2.1%	1.8%	2.4%	1.4%	2.8%	0.7%
Old method	3.6%	2.1%	1.6%	2.3%	1.4%	2.8%	0.4%
U.S. Franchise
New method	3.7%	2.1%	0.0%	1.3%	-2.2%	-0.5%	1.2%
Old method	3.7%	1.1%	-0.5%	0.8%	-2.4%	-0.5%	-0.2%
U.S. System-wide
New method	3.6%	2.1%	1.0%	1.9%	-0.2%	1.4%	0.9%
Old method	3.6%	1.7%	0.7%	1.7%	-0.2%	1.4%	0.2%
Canada
New method	0.6%	-0.6%	-8.1%	-2.1%	-4.5%	-9.5%	-13.6%
Old method	0.6%	-0.6%	-8.1%	-2.1%	-4.5%	-9.5%	-13.6%

Schedule 3

Reconciliation of Restaurant-Level Operating Profit to Income from Operations

The Company defines restaurant-level operating profit to be restaurant sales minus restaurant operating costs, excluding restaurant closures and impairment costs. It does not include general and administrative costs, depreciation and amortization, franchise development costs and pre-opening costs. Although restaurant-level operating profit is a measure commonly used in the restaurant industry to evaluate operating performance, it is not a measurement determined in accordance with generally accepted accounting principles and should not be considered in isolation or as an alternative to net income, cash flows generated by operations, investing or financing activities or other financial statement data presented as indicators of financial performance or liquidity. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies. The Company believes that restaurant-level operating profit is an important measure of financial performance.

	Twelve Weeks Ended		Twenty-eight Weeks Ended
	July 13, 2003	July 14, 2002	July 13, 2003	July 14, 2002
	(unaudited, in thousands)

Restaurant sales	$73,329	$63,024	$163,546	$139,341
Restaurant operating costs:
Cost of sales	17,314	14,623	38,365	32,519
Labor	25,858	22,706	57,707	50,133
Operating	10,853	9,690	24,820	21,103
Occupancy	4,966	4,361	11,234	9,644

Restaurant operating costs	58,991	51,380	132,126	113,399

Restaurant-level operating profit	14,338	11,644	31,420	25,942

Add – Other Revenues:
Franchise royalties and fees	2,166	1,954	4,752	4,711
Rent revenue	97	78	186	205

	2,263	2,032	4,938	4,916

Deduct – Other Operating Expenses:
Depreciation and amortization	3,467	2,840	7,931	6,439
General and administrative	5,452	4,779	12,398	10,491
Franchise development	324	628	1,721	1,990
Pre-opening costs	571	510	1,356	1,027
Gain on lease buy-out	—	(945)	—	(945)
Total other expenses	746	1,714	1,625	3,856
Provision for income taxes	2,006	1,418	3,761	2,792

	12,566	10,944	28,792	25,650

Net income	$4,035	$2,732	$7,566	$5,208

Schedule 4

Reconciliation of System-Wide Restaurant Sales to Company-Owned Restaurant Sales

System-wide restaurant sales refers to the total of sales from company-owned restaurants and sales from franchised restaurants. In other words, this is the sales number that the Company would report if all units were company-owned. System-wide financial results do not represent sales in accordance with GAAP, should not be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP and may not be comparable to system-wide financial results as defined or used by other companies.

We believe that system-wide financial results provide additional information that is useful in gaining an understanding of the overall sales generated through the Red Robin® concept.

As of July 13, 2003, we had 104 company-owned restaurants, 78 U.S. franchise restaurants, 21 Canadian franchise restaurants and 203 total system-wide restaurants. The table below presents total system-wide sales for the current period compared to a year ago.

Total System-Wide Sales

	Twelve Weeks Ended		Twenty-eight Weeks Ended
	July 13, 2003	July 14, 2002	July 13, 2003	July 14, 2002
	(unaudited, in thousands)

Company-owned restaurant sales	$73,329	$63,024	$163,546	$139,341
U.S. franchise restaurant sales	50,371	46,659	112,476	106,939

U.S. system-wide restaurant sales	123,700	109,683	276,022	246,280
Canadian franchise restaurant sales (in USD)	7,040	6,014	15,125	13,649

Total system-wide restaurant sales	$130,740	$115,697	$291,147	$259,929

As of July 13, 2003, we had 86 company-owned comparable restaurants, 69 U.S. franchise comparable restaurants, 21 Canadian franchise comparable restaurants and 176 total system-wide comparable restaurants. The table below presents total system-wide comparable sales for the current period compared to a year ago.

Total Comparable System-Wide Sales

	Twelve Weeks Ended		Twenty-eight Weeks Ended
	July 13, 2003	July 14, 2002	July 13, 2003	July 14, 2002
	(unaudited, in thousands)

Company-owned comparable restaurant sales	$61,742	$59,625	$140,162	$136,419
U.S. franchise comparable restaurant sales	43,765	42,188	95,415	92,779

U.S. system-wide comparable restaurant sales	105,507	101,813	235,577	229,198

Canadian franchise comparable restaurant sales (in Canadian dollars)	$9,683	$9,625	$21,829	$21,844